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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Amscan Holdings, Inc.

We consent to the use of our report included herein dated February 14, 1997, except for notes 16 and 18 which are as of December 19, 1997, relating to the consolidated balance sheets of Amscan Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, and the related schedule, and to the reference to our firm under the heading "Experts" in the Prospectus.


                                        KPMG Peat Marwick LLP



Stamford, Connecticut
January 30, 1998